NEOGENIX
oncology®

15010 Broschart Road, Suite 270, Rockville, MD 20850 • Phone: 301.917.6880 • Fax 301.294.6568
445 Northern Boulevard, Suite 24, Great Neck, NY 11021 • Phone: 516.482.1200 • Fax: 516.482.3848

www.neogenix.com

February 6, 2012

Dear Neogenix Shareholder,

This letter provides an update on several material developments at Neogenix since my last communication to you on January 12, 2012. As we have previously disclosed, in October, 2011, the Securities and Exchange Commission (SEC) began an inquiry into the legality of the Company's payment of a substantial amount of finder's fees to parties who assisted the Company in selling its common stock but who were not registered or otherwise licensed to sell securities. The Company had previously discontinued the practice of engaging unlicensed finders on a compensated basis. Since that SEC inquiry was initiated, the Neogenix Board and management have been actively addressing the significant issues that have resulted from this SEC inquiry and the Company's prior payment of finder's fees to unlicensed parties. Those issues include addressing the potential right that some of our shareholders may have under federal and state laws to rescind their purchases of our shares that were facilitated by these unlicensed finders. Please note that we have not concluded at this time that any particular shareholder has a rescission right, but we do believe there is a possibility that some shareholders may have such rights, especially under some states' laws. At this point, we are unable to confirm with any level of certainty the probability of such rescission rights or the dollar amount or range of the potential rescission liability.

At the time of my last letter, we had met with the SEC and had provided information that they had requested regarding the payment of finder's fees and related matters. At the meeting, the SEC requested additional information from the Company pertaining to these finder's fee arrangements and related business practices. We have now provided that information to the SEC. We continue to make clear to the SEC that we will fully cooperate in this inquiry and have informed them of our desire to bring this matter to a conclusion as quickly as possible. However, the SEC's inquiry may continue for some time and we do not know what the outcome of the inquiry will be.

I also noted in my January 12th letter that our independent auditors had stated they were not prepared to review or audit the Company's financial statements because of their uncertainty as to how to reflect the Company's potential financial exposure relating to any possible rescission rights. Without that review and audit, the Company cannot complete its third quarter 2011 and full-year financial statements. With input from professional advisers, the Board and management proposed to our auditors an accounting treatment of any potential rescission rights

as a "contingent liability" whose probability and amount is not certain. Our external auditors did not accept the Company's proposed accounting treatment for these potential liabilities. With the cooperation of our external auditors, we have now sought guidance from the SEC's Office of Chief Accountant (OCA) on the proper accounting treatment of these contingent rescission rights, so that we may complete our third quarter 2011 and full-year financial statements. We do not know what guidance OCA will offer, and there is no guarantee that our independent auditor will accept the guidance OCA does offer. We continue to believe that this approach gives us the greatest likelihood of being able to complete our financial statements and bring our SEC filings current as expeditiously as possible.

As a result of the pending SEC inquiry, the significant potential rescission liability and the inability to present audited financial statements, we have been unable to raise funds. We do not know how long this situation will persist or whether these matters can be favorably resolved on a timely basis. In light of these complex challenges and the significant time and financial pressures that the Company is currently facing, our Board of Directors, whose non-executive members have received no cash compensation, has appointed a Strategic Alternatives Committee consisting of three Board members to explore all options and strategic alternatives that are available to the Company. That committee has begun to meet and is identifying and evaluating all courses of action available to the Company to address these issues. In the meantime, and as a result of our current inability to raise funds and the resulting negative financial impact on the Company, we have continued to implement an aggressive cash conservation program while maintaining critical Company programs and advancing our product development. These expense cuts include reductions in force and in compensation.

Stanley Archibald has resigned from the Board of Directors effective February 2, 2012, and we thank him for his valued service to Neogenix. Myron Arlen has also resigned from the Board, and his employment relationship with Neogenix has terminated, though he will continue to support and provide his expertise to the Company as a paid consultant on scientific and medical matters. We thank Myron for his vision and service to the Company, and we are very happy that he will continue to be actively involved with and supportive of Neogenix and our crucial scientific and medical goals.

In continuation of our clinical and scientific goals we are very proud and excited that Neogenix Phase I/IIA data was presented at the ASCO meetings in San Francisco, CA during the January 19-21 meetings. Dr. Michael Morse of Duke University Medical Center presented a poster pertaining to the Neogenix clinical trial at Duke, entitled: "A Phase I/IIA Safety Study of NPC-1C: A Novel Therapeutic Antibody to Treat Pancreas and Colorectal Cancers." The presentation is of course available on our website. We are also pleased to report that we have now completed accrual to Phase 1 of the clinical trial of NEO-101. In addition, IRB approval has been obtained by both clinical sites (Johns Hopkins University Hospital and Duke University Hospital) to continue patient enrollment towards fulfillment of Phase 2A studies.

Please accept my personal gratitude for your support and patience during this very challenging period for Neogenix. Some individual shareholders have gotten in touch with management out of an understandable concern about the above issues. As required by SEC rules, our management team is not able to discuss non-public information with individual shareholders. In addition, it is difficult to respond to individual shareholder inquiries, since

management must devote its full time and attention to addressing the above issues and advancing our clinical and scientific goals. We do intend to continue to provide information and updates to all of our shareholders at the same time through shareholder letters on at least a monthly basis, and I hope that this will help keep you informed with respect to any significant developments concerning Neogenix. As always I encourage you to visit our website for the most updated nformation.

Very truly yours,

Philip M. Arlen, M.D.
President & Chief Executive Officer

Forward Looking Statements. Certain statements contained in this letter are forward-looking statements that relate to future events. These statements are based on current expectations only and are subject to known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results express or implied by such forward-looking statements, including those risk factors discussed in Neogenix's SEC reports. Neogenix undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.